Exhibit 10.1

AMENDED AND RESTATED
COMMUNITY NATIONAL BANK SUPPLEMENTAL
EMPLOYEE RETIREMENT PLAN

THIS AGREEMENT is adopted as of the 9th day of December, 2008, by COMMUNITY NATIONAL BANK (hereinafter called the "Employer").

RECITALS
A. Effective January 1, 1999, the Employer established the Community National Bank Supplemental Employee Retirement Plan (the “Plan”), to provide additional retirement benefits for a select group of management and highly compensated employees; and

B. The Employer wishes to amend the Plan to ensure continued compliance with all applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”), including (1) Section 409A thereof and (2) sections 162(m) and 280G thereof, as amended by the Emergency Economic Stabilization Act of 2008 (“EESA”), if and to the extent that the Employer becomes subject to the provisions of the EESA; and

C. The Employer intends that the Plan shall at all times continue to be administered and interpreted in such a manner as to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, so as to qualify for all available exemptions from the provisions of ERISA.

NOW, THEREFORE, in consideration of the premises, the Employer hereby amends and restates the Plan effective (except where otherwise specifically provided herein) as of January 1, 2005.

ARTICLE ONE
DEFINITIONS

The following words used in this Agreement shall have the following meanings unless a different meaning is plainly implied by the context:

1.1  "Account" means the account maintained for a Participant under the Plan.

1.2   "Average Bonus" means the average annual bonus paid by the Employer to a Participant for the 5 calendar years, during the 10 calendar year period immediately preceding such Participant's termination of employment, for which such bonus was highest.

1.3   "Beneficiary" means the person or persons designated in writing by the Participant to receive benefits which are payable upon or after such Participant's death. If no such person is designated, or all such persons die before all such benefits have been paid, the Beneficiary shall be the Participant's Surviving Spouse, provided that such spouse is not living apart from the Participant pursuant to a written separation agreement or decree of separate maintenance at the time of the Participant's death. If no such spouse survives, or if the Participant and his or her spouse are so living apart at the time of his death, the Beneficiary shall be the Participant's descendants per stirpes, including descendants by adoption or, if no such descendant survives, the Participant's estate. Any designated Beneficiary may renounce any part or all of the benefits otherwise payable to him pursuant to such designation. If the Participant's beneficiary designation specifically provides for the possibility of a renunciation by the Beneficiary, benefits (or the portion thereof which is renounced) shall be paid to the contingent Beneficiary named by the Participant. If the said designation does not specifically provide for such a renunciation, then the benefits (or the portion thereof which has been renounced) shall be distributed as though the renouncing Beneficiary had died immediately before the Participant. A Participant's beneficiary designation shall be given effect only if, and to the extent that, to do so would not (i) contravene any law, regulation or court order by which the Plan is bound or (ii) render the Plan or Employer liable to any other person. The beneficiary designation must also, in order to be effective, be delivered to the Plan Administrator prior to the Participant's death.

1.4   "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any section of the Code shall include any successor provision thereto.

1.5   "Declared Rate" means the rate of interest, or the investment earnings, to be credited to a Participant's Account pursuant to Section 4.2. The Declared Rate for a Plan Year shall be determined by resolution of the Board of Directors of the Employer, within 45 days after the last day of such Plan Year. Unless and until such rate is so determined, the Declared Rate shall be equal to the Declared Rate for the immediately preceding Plan Year. If and to the extent that the Employer has set aside funds, in a separate trust, to provide for the payment of benefits hereunder, then the Declared Rate with respect to such funds shall be equal to the net rate of return (including realized and unrealized appreciation or depreciation) for the year in question, as determined by the Plan Administrator.

1.6   "Disability" means a physical and/or mental incapacity of such a nature that it prevents an individual from engaging in or performing the principal duties of his or her customary employment or occupation on a continuing or sustained basis.

1.6A  “EESA” means the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended from time to time.

1.7   "Eligible Employee" means any Employee of the Employer who is selected to participate herein in accordance with the provisions of Section 2.1 hereof.

1.8   "Employee" means any director, officer or other management or highly compensated employee of the Employer.

1.9   "Employer" means Community National Bank.

1.10   "Employment Agreement" means a written employment agreement between the Employer and the Participant, as amended from time to time.

1.11   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.12   "Participant" means an Eligible Employee who is participating in the Plan.

1.13   "Plan" means the target benefit pension plan set forth in this document, as amended from time to time.

1.14   "Plan Administrator" means the Employer.

1.15   "Plan Year" means the calendar year.

1.15A  “Regulations” means any and all regulations and other guidance issued by the Internal Revenue Service and/or the U.S. Treasury Department that describes the scope, requirements and effective date of Section 162(m), 280G or 409A of the Code.

1.16   "Replacement Percentage" means seventy five percent (75%) of the Participant's Average Bonus.

1.16A  “Restricted Deferral” means any deferral of compensation (including investment earnings or losses thereon) that is subject to the requirements of section 162(m), 280G or 409A of the Code, as interpreted by the Regulations.

1.17   "Retirement" means an Eligible Employee's retirement at age 65 or such other age as is mutually agreed, in writing, between the Employer and the Eligible Employee. For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, "Retirement" means an Eligible Employee's termination of employment upon retirement at age 65 or such other age as is mutually agreed, in writing, between the Employer and the Eligible Employee.

1.18   "Retirement Date" means a Participant's 65th birthday.

1.18A  “Section” means the cited section of the Code, as amended from time, including any successor thereto.

1.18B  “Specified Employee” means a specified employee described in Section 409A(a)(2)(B)(i) of the Code.

1.19   "Surviving Spouse" means a person who (a) survives the Participant and (b) on the date of the Participant's death, is legally married to the Participant in accordance with the laws of the State in which they are domiciled.

1.19A  “Unforeseeable Emergency” shall have the meaning ascribed to such term in subsection (a)(2)(B)(ii) of Code Section 409A.

1.20   "Years of Service" means the Participant's Years of Service as defined in the Employer's 401(k) Plan.

ARTICLE TWO
ELIGIBILITY REQUIREMENTS

2.1   Eligibility

(a)   An Employee is eligible to become a Participant in the Plan if (i) such Employee is designated as a Participant by the Plan Administrator in writing and (ii) such Employee is an executive officer of the Employer. As a condition of participation, the Plan Administrator may require the Employee to execute a participation agreement in (or similar to) the form annexed hereto as Exhibit C.

(b)   Once an Employee becomes a Participant, he shall remain a Participant until termination of employment with the Employer, and thereafter until all benefits to which he (or his Beneficiary) is entitled under the Plan have been paid.

ARTICLE THREE
PLAN ADMINISTRATION

3.1   Responsibility for Administration of the Plan

(a)   The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties.

(b)   The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation and application of the Plan. Any such determination shall be conclusive and binding upon all persons. The Plan Administrator shall have all powers and discretion necessary or appropriate to accomplish its duties under the Plan. At all times, and notwithstanding any other provision of this Plan, the Plan shall be interpreted and administered in such a manner as to comply fully with all applicable requirements of Sections 162(m), 280G and 409A.

3.2   Indemnity by Employer

To the extent not insured against by any insurance company pursuant to the provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless the Plan Administrator and its agents and representatives from any and all claims, demands, suits or proceedings in connection with the Plan which may be brought by any Employee, Participant, former Participant, Beneficiary or legal representative, or by any other person, corporation, entity, government or agency thereof, provided, however, that such indemnification shall not apply to any liability arising out of any such person's acts of willful misconduct in connection with the Plan.

3.3   Plan Administrator

The Plan Administrator shall be the "administrator" (as defined in Section 3(16)(A) of ERISA) of the Plan, and shall be responsible for the performance of (a) all reporting and disclosure obligations under ERISA, and (b) all other obligations required or permitted to be performed by the Plan Administrator under ERISA. The Plan Administrator may appoint one or more persons to discharge the duties of the Plan Administrator.

3.4   Information from Employer

The Employer shall supply full and timely information to the Plan Administrator on all matters as may be required properly to administer the Plan. The Plan Administrator may rely upon the correctness of all such information supplied by the Employer and shall have no duty or responsibility to verify such information. The Plan Administrator shall also be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Employer or Plan Administrator with respect to the Plan.

ARTICLE FOUR
CREDITS TO THE PARTICIPANT'S ACCOUNT

4.1   Employer Credits

(a)   The Employer shall credit to a Participant's Account, for the first Plan Year for which he or she is a Participant, a dollar amount equal to the level annual deposit required to provide for such Participant an annuity for life, commencing at his or her Retirement Date and payable monthly, in an amount equal to the target benefit computed under paragraph 1 of Exhibit A hereto, and using the actuarial assumptions specified in paragraph 2 of Exhibit A hereto. For each succeeding Plan Year for which the Participant is entitled to a credit, the Employer shall credit to the Participant's Account a dollar amount equal to the level annual deposit which, if made each year from such succeeding year through and until the last Plan Year beginning before the Participant's Retirement Date, will (when added to the projected future value (at Retirement Date) of the Participant's Account, as of the first day of such year, and using the actuarial assumptions specified in paragraph 2 of Exhibit A hereto) provide the annuity described in the preceding sentence. The credit shall be made as of the last day of the Plan Year in question.

(b)   The following persons shall be entitled to receive an Employer credit, pursuant to this Section 4.1:

(i)      Any Participant who is still an Eligible Employee on the last day of the Plan Year in question.

(ii)     Any Participant who terminated employment during the Plan Year by reason of Retirement.

(iii)     Any Participant who terminated employment during the Plan Year by reason of Disability.

4.2   Interest Credits

(a)   Until a Participant's Account balance becomes payable in accordance with Article Five, as of the last day of each Plan Year, an interest credit, equal to the Declared Rate multiplied by the amount standing to the credit of the Participant's Account as of the end of such year, but disregarding any Employer credit for such year pursuant to Section 4.1(a), shall be made to the Participant's Account.

(b)   In addition, if the Account balance (or any portion thereof) becomes payable on a date other than the last day of a Plan Year, a prorated credit, based upon the Declared Rate for such year, the amount so paid and the number of days in the Plan Year preceding such date, shall be made to the Participant's Account. If the Declared Rate has not yet been determined for such year, then interest shall be credited at the rate of 7.5% per annum.

ARTICLE FIVE
PAYMENT OF BENEFITS

5.1   Payment of Benefits on Retirement

(a)   All amounts credited to the Participant's Account shall become payable to such Participant, as of the date of such Participant's Retirement.

(b)   The amount credited to the Participant's Account shall be paid to the Participant either (i) in a single sum or (ii) in substantially equal, semi-annual installment payments over the Participant's life expectancy, as elected in writing by the Participant within 30 days after the date on which he or she begins to participate hereunder. If no such election is delivered to the Plan Administrator by such date, then the benefit shall be paid in a single sum.

Except as otherwise permitted by this Section and subsection (a)(4) of Code Section 409A, and in any transitional relief accorded by the Internal Revenue Service under Code Section 409A, a Participant’s election as to the time and form of payment shall be irrevocable and any change must comply with this Section.  A Participant may change the time and/or form of payment specified in a previous election by executing and delivering to the Employer a new election but only if (i) except for distribution due to the Participant’s death, Disability or an Unforeseeable Emergency, the distribution of the Participant’s deferrals will be further deferred by a period of at least five (5) years from the time the deferrals would have otherwise been distributed to the Participant; and (ii) the change in the election is made at least twelve (12) months prior to the date of the first scheduled payment under the Plan.  Any change in an election shall not take effect until 12 months after the date such change election is made.

Life expectancy shall be determined (as of the date on which payments begin) from the unisex tables contained in Treasury regulation 1.72-9, as amended from time to time, and shall be rounded to the nearest whole number of years. In addition to such installment payments of principal, the Employer will pay, with the second and each subsequent installment, interest on the unpaid balance of principal, in accordance with Section 4.2(b) hereof, for the 6 month period since the due date of the immediately preceding installment payment.

For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

5.2   Payment of Benefits on Disability

If the Plan Administrator determines, on the basis of medical evidence provided by or on behalf of a Participant, that such Participant has suffered a Disability before his Retirement and that such Participant has terminated employment with the Employer on account of such Disability, the Plan Administrator shall pay to the disabled Participant his or her Account balance in the manner provided in Section 5.1 above. The Plan Administrator shall have the right to require reasonable proof of the Participant's Disability and for that purpose may require the Participant to be examined, at its expense, by a physician selected by the Plan Administrator.

For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

5.3   Acceleration of Payments

The Plan Administrator may make payment of all or a part of the Participant's Account balance before any payments would otherwise be due, if, based on a change in the Federal tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section  7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Plan Administrator determines that a Participant has or will receive income under the Plan for Federal income tax purposes with respect to amounts that are or will be payable under the Plan, before they are to be paid to the Participant. If any such accelerated payment is determined to be necessary, all affected Participants will receive such accelerated payments in the same form of distribution; provided, however, that in determining whether a Participant is entitled to an acceleration of payments attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) and (3) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

5.4   Termination of Employment

If a Participant, who has an amount credited to his or her Account, terminates employment with the Employer, the amount credited to such Participant's Account at such termination of employment shall become payable to such Participant, beginning on the later of (1) the date of termination of employment or (2) the earliest date on which the Participant has both attained age 55 years and completed 10 Years of Service, in the manner described in Section 5.1, as though such date were the date of such Participant's Retirement.

For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

5.5   Death Benefits

(a)   If benefit payments hereunder had begun to be made to the Participant prior to his or her death, then any remaining payments shall continue to be made to the Participant's Beneficiary, in the same amount and at the same intervals as payments were made to the Participant prior to his or her death. No death benefit will be payable to the Beneficiary if the Participant had already received, prior to his or her death, all payments.

(b)   If benefit payments had not begun to be made to the Participant prior to his or her death, then the amount credited to the Participant's Account shall be paid out over the life expectancy of, and to, the Beneficiary. Life expectancy shall be determined (as of the date on which the first payment is due) from the unisex tables contained in Treasury regulation section 1.72-9, as amended from time to time, and shall be rounded to the nearest whole number of years. In addition to such payments of principal, the Employer will pay, with the second and each subsequent installment, interest on the unpaid balance of principal, in accordance with Section 4.2(b) hereof, for the 6 month period since the due date of the immediately preceding installment payment.

For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

5.6   Forfeiture of Benefits

At the discretion of the Plan Administrator, the total amount credited to a Participant's Account shall be forfeited, and the Employer will have no further obligation hereunder to such Participant, if

(i)	The Participant engages in competition with the Employer in violation of any written Noncompetition Agreement between the Employer and the Employee; or

(ii)
The Participant performs any act of willful malfeasance or gross negligence in a matter of material importance to the Employer, and such acts are discovered by the Employer at any time prior to the death of the Participant.

The Plan Administrator shall have sole discretion with respect to the application of the provisions of this Section 5.6 and such exercise of discretion shall be conclusive and binding upon the Participant, his or her Beneficiary and all other persons.

5.7   Vesting
In no event shall any amount previously credited to a Participant's Account be forfeited or revoked, except as provided in Sections 5.6, 8.3(b) and 9.7 hereof.

5.8   Facility of Payment

If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (1) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his residence, or (2) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, Employer and Plan from further liability on account thereof.

5.9   Late Payments

If any installment of principal and/or interest (other than an amount payable under an annuity contract) is not paid in full within five days after its due date, then the unpaid amount (including interest) shall bear interest at a rate equal to 150% of the Bank of Boston prime rate in effect on the due date of such installment, compounded daily, for the period from the original due date of such installment to the date of actual payment.

ARTICLE SIX
CLAIMS PROCEDURE

The following claims procedure shall control the determination of benefit payments under this Plan.

6.1   Claim for Benefits

If a Participant or the Participant's Beneficiary ("Claimant") believes that he or she is entitled to receive benefits under this Plan, but has not received such benefits, he or she must submit a written claim for benefits to the Plan Administrator, on a form to be supplied by the Plan Administrator. The Plan Administrator's decision on the claim for benefits shall determine whether the Claimant shall be entitled to receive benefits under this Plan.

6.2   Denial of Claim

A claim for benefits under the Plan will be denied if the Plan Administrator determines that the Claimant is not entitled to receive benefits under this Plan. Notice of the denial shall be furnished to the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator.

6.3   Content of Notice

If a claim for benefits is denied, then within ninety (90) days after receipt by the Plan Administrator of such claim, the Plan Administrator will give to the Claimant a written notice setting forth, in a manner calculated to be understood by the Claimant, the following information:

(a)   The specific reason or reasons for the denial;

(b)   Specific reference to pertinent Plan provisions on which the denial is based;

(c)   A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)   An explanation of the Plan's claims review procedure, as set forth below.

6.4   Review Procedure

The purpose of the review procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator, for a full and fair review. To accomplish that purpose, the Claimant or his duly authorized representative:

(a)   May require a review upon written application to the Plan Administrator;

(b)   May review pertinent Plan documents; and

(c)   May submit issues and comments in writing.

The Claimant (or his or her duly authorized representative) must request a review by filing a written application for review with the Plan Administrator within sixty (60) days after receipt by the Claimant of written notice of the denial of his or her claim, pursuant to Sections 6.2 and 6.3 hereof.

6.5   Decision on Review

The decision on review of a denied claim shall be made in the following manner:

(a)   The decision on review shall be made by the Plan Administrator which may, in its discretion, hold a hearing on the denied claim. Such decision shall be made promptly, and not later than sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.

(b)   The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific reference to the pertinent Plan provisions upon which the decision is based.

6.6   Arbitration

(a)   If a Participant, former Participant or Beneficiary of either, whose claim has been reviewed pursuant to Section 6.5, is dissatisfied with the final decision made pursuant thereto, he or she shall have the additional right to appeal the matter to arbitration in accordance with (i) the provisions of the Employment Agreement or (ii) if there is no Employment Agreement, or if the Employment Agreement does not include an arbitration clause, in accordance with the rules of the American Arbitration Association, provided (in either event) that he or she submits a written request for arbitration to the Employer and to the Plan Administrator (on a form which may be obtained from the Plan Administrator) within sixty days after receipt of the final decision. The question for the arbitrator shall be whether the claim denied by the final decision should be allowed, in whole or in part.

(b)   All fees incurred in connection with the arbitration shall be borne by the appealing party, including the arbitrator's fee and expenses, unless the arbitrator, in his or her award, shall otherwise assess such fees and expenses. The decision of the arbitrator shall be final and binding upon the Plan Administrator, the Employer, the Plan, and the appealing party.

(c)   The claims review and arbitration procedures specified in this Article shall be the sole and exclusive review and appeal procedures available to any Participant, former Participant or Beneficiary of either, who is dissatisfied with an eligibility determination, benefit award or other decision made pursuant to the provisions of this Article; provided, however, that this Article shall not be construed as eliminating the right (if any) of any such person to seek relief under ERISA, once the administrative remedies specified herein have been exhausted.

ARTICLE SEVEN
INALIENABILITY OF BENEFITS

7.1   Spendthrift Clause

The right of any Participant, former Participant or Beneficiary to any benefit or payment under the Plan, shall not be subject to voluntary or involuntary transfer, alienation, pledge or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. If a Participant, former Participant or Beneficiary who is receiving, or is entitled to receive in the future, benefits under the Plan, attempts to assign, transfer, pledge or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

ARTICLE EIGHT
AMENDMENT AND TERMINATION

8.1   Right to Amend Plan

The Employer may amend the Plan at any time, and from time to time, without notice to or consent of any Employee, Participant, former Participant, Beneficiary or any other person, pursuant to written resolutions adopted by its Board of Directors. Any such amendment shall take effect as of the date specified therein and, to the extent permitted by law, may be made with retroactive effect.

8.2   Right to Terminate Plan

The Employer contemplates that the Plan will be permanent and that it will continue to be able to maintain the Plan. Nevertheless, in recognition of the fact that future conditions and circumstances cannot now be entirely foreseen, the Employer reserves the right to terminate the Plan, without notice to or consent of any other person. For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, following termination of the Plan, the Plan shall comply with all applicable distribution requirements under Section 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

8.3   Termination of Benefit

(a)   In the case of a Plan termination without the establishment of a comparable replacement plan, each Participant on the termination date shall be vested in his Account balance as of the termination date. A Participant's Account shall continue to be credited with interest, pursuant to Section 4.2, until the date of payment, and shall become payable on the date specified in Article Five above. The Plan Administrator may, in its discretion, distribute all Account balances either (i) in a method described in Section 5.1 or (ii) in a lump sum, at any time after termination of the Plan. All participants under the Plan must receive the same type of distribution (i.e., in a method described in Section 5.1 or in a lump sum).

(b)   In the case of a Plan termination where the Employer, within 12 months following the date of termination, establishes a comparable replacement Plan, each Participant shall, from and after the date of adoption of the comparable replacement plan, cease to have any further right to benefits hereunder and shall, instead, become entitled to benefits under the replacement plan. If no such replacement plan is established within 12 months after the date of termination of this Plan, then the provisions of Section 8.3(a) shall apply.

(c)   For purposes of this Section 8.3, a comparable replacement plan is one (i) which can reasonably be expected to provide to each Participant a benefit whose present value, at the time of adoption, is at least equal to the value of the Participant's Account hereunder, at such time, and (ii) whose terms are otherwise not significantly less favorable to the Participant than the terms of this Plan.

For purposes of determining whether a Participant is entitled to a distribution of benefits attributable to a Restricted Deferral, the Plan shall comply with all applicable distribution requirements under Section 162(m), 280G or 409A(a)(2) of the Code and the Regulations including, in the case of a Specified Employee, the provisions of Section 409A(a)(2)(B)(i).

8.4   Corporate Successors

The Plan shall not be automatically terminated by a transfer or sale of assets of the Employer, or by the merger or consolidation of the Employer into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. If the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate in accordance with the provisions of Sections 8.2 and 8.3.

ARTICLE NINE
MISCELLANEOUS

9.1   Governing Law

The Plan shall be construed, regulated, interpreted and administered under and in accordance with the laws of the State of Vermont, without regard to its laws regarding choice of laws, to the extent not pre-empted by ERISA or any other federal statute.

9.2   Construction

It is the intention of the Employer that the Plan shall comply with the provisions of ERISA and the Code, and the applicable provisions of any other laws, and the provisions of this Agreement shall be construed to effectuate such intention. If any provision of this Agreement shall be prohibited under any provision of ERISA or the Code or other applicable federal law, as amended from time to time, or if any provision not contained in this Agreement shall hereafter be required to be included, the Employer shall forthwith amend this Agreement. Pending such amendment, this Agreement shall be construed as if the provision which shall be prohibited had been stricken from this Agreement, and as if any omitted provision which shall be required to be included herein had been fully set forth herein. At all times, and notwithstanding any other provision of this Plan, the Plan shall be interpreted and administered in such a manner as to comply fully with all applicable requirements of  Sections 162(m), 280G and 409A.

If the Employer becomes subject to any or all of the limitations on executive compensation, deferred compensation and/or excess parachute payments pursuant to the amendments made by the EESA to sections 162(m) and 280G of the Code, then the Employer shall promptly take all steps required to bring itself into full compliance with such requirements including, but not limited to, the adoption of any required amendments to this Plan and the execution of additional documents to evidence such compliance. At all times on and after the date on which any such requirement first becomes applicable to the Employer, and regardless of whether any required documents have yet been adopted, the Employer and Plan Administrator shall comply fully in operation with all applicable requirements imposed by the EESA and any guidance issued thereunder by any governmental agency.

9.3   Receipt and Release

Before making any payment to a Participant, former Participant or Beneficiary, the Plan Administrator may require the payee to execute a receipt and release for such payment, in a form satisfactory to the Plan Administrator.

9.4   Employment Relations

The adoption and maintenance of the Plan shall not constitute a contract between the Employer and any Employee or be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall (i) give any Employee the right to be retained in the employ of the Employer; (ii) give the Employer the right to require any Employee to remain in its employ; (iii) affect any Employee's right to terminate his or her employment at any time; (iv) give any Employee any right not specifically conferred hereby; or (v) give any Employee the right that the Plan continue in effect, either as originally adopted or at all.

9.5   Exemption from ERISA

(a)   The Plan is intended to qualify for an exemption from ERISA as a "top hat" plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

(b)   THIS PLAN IS UNFUNDED. PAYMENTS TO ANY PARTICIPANT OR BENEFICIARY SHALL BE MADE FROM (I) THE GENERAL ASSETS OF THE EMPLOYER OR (II) ANY SEPARATE TRUST OR FUND ESTABLISHED BY THE EMPLOYER FOR THAT PURPOSE, WHEN SUCH PAYMENTS ARE DUE. THE RIGHTS OF THE PARTICIPANTS AND THEIR BENEFICIARIES ARE UNSECURED. NO PARTICIPANT OR BENEFICIARY HAS ANY SPECIFIC OR PREFERENTIAL RIGHT OR CLAIM TO ANY ASSET OF THE EMPLOYER. NOTHING CONTAINED IN THE PLAN SHALL CONSTITUTE A GUARANTY BY THE EMPLOYER OR ANY OTHER ENTITY OR PERSON THAT THE ASSETS OF THE EMPLOYER WILL BE SUFFICIENT TO PAY ANY BENEFIT HEREUNDER. WITH RESPECT TO ANY ENTITLEMENT TO BENEFITS HEREUNDER, A PARTICIPANT OR BENEFICIARY SHALL BE AN UNSECURED GENERAL CREDITOR OF THE EMPLOYER.

9.6   Disclosure

Each Participant, and each Beneficiary of a deceased Participant, shall be entitled to receive a copy of the Plan and the Plan Administrator will make available for inspection by any such Participant or Beneficiary a copy of any rules and regulations adopted by the Plan Administrator in administering the Plan.

9.7   Unclaimed Benefits

Each Participant, and each Beneficiary of a deceased Participant, shall keep the Plan Administrator informed of his or her current address. The Plan Administrator shall not be obligated to search for any person. If the location of a Participant or Beneficiary is not made known to the Plan Administrator within three (3) years after the date on which any payment of the Participant's Account may be made, payment may be made as though the Participant or Beneficiary had died at the end of the three year period. If, within one additional year after such three year period has elapsed, or within three years after the actual death of a Participant, whichever occurs first, the Plan Administrator is unable to locate any Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary, or to any other person, and such benefit shall be irrevocably forfeited.

9.8   Gender and Number

Wherever appropriate, words used in the Plan in the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed as of the day and year first above written.

COMMUNITY NATIONAL BANK- Employer

By:_______________________________	By:_______________________________

Its Duly Authorized Officer	Witness

EXHIBIT A
TARGET BENEFIT FORMULA AND ACTUARIAL ASSUMPTIONS

1.   Target Benefit Formula

(a)   The annual target benefit for each Participant listed in Exhibit B, expressed as a single life annuity for the life of the Participant and commencing at such Participant's Retirement Date, shall be equal to the Replacement Percentage of the Participant's Average Bonus.

(b)   If the Participant has less than 20 Years of Service at Retirement Date, or terminates employment before Retirement Date and would have completed less than 20 Years of Service had he or she continued in employment until Retirement Date, the Replacement Percentage shall be reduced pro rata for each Year of Service less than 20.

2.   Actuarial Assumptions

The actuarial assumptions used for all purposes of the Plan shall be as follows:
The assumed rate of interest shall be 7.5% per annum pre-retirement and 6% per annum post-retirement.
Pre-retirement mortality shall be assumed to be zero.
Post-retirement mortality shall be determined by reference to the UP-1984 Mortality Table.

EXHIBIT B
PARTICIPANTS

 Stephen P. Marsh

 Rosemary Rowe

Alan Wing

Richard C. White

EXHIBIT C
PARTICIPATION AGREEMENT

Name of Executive:
Effective Date of Participation:

The undersigned Plan Administrator has designated the undersigned Executive as a Participant in the above Plan. In consideration of his or her designation as a Participant, the undersigned Executive hereby agrees and acknowledges as follows:

1.   That he or she has received a copy of the Plan, as currently in effect

2.   That he or she agrees to be bound by all of the terms and conditions of the Plan and to perform any and all acts required from him or her thereunder.

3.   That he or she acknowledges that the Plan contains an agreement to arbitrate. After signing this Agreement, the Executive and Plan Administrator understand that they will not be able to bring a lawsuit concerning any dispute that might arise which is covered by the arbitration agreement unless it involves a question of constitutional or civil rights. Instead, the parties agree to submit any such dispute to an impartial arbitrator.

4.   That the Beneficiary of any benefit payable under the Plan upon or after the Executive's death shall be:
Name of Beneficiary:_________________________________
Relationship to Executive:_____________________________

5.    The Executive hereby elects to receive his or her benefits under the Plan (check one)
____   In a single sum
____   In installments as described in section 5.1

The Executive may not change the election of the form of payment, but may change the Beneficiary at any time by delivering a written beneficiary designation to the Plan Administrator.

______________________________	_____________________________
Executive	Plan Administrator